CENTERPOINT ENERGY, INC
CHANGE IN CONTROL PLAN
(As Amended and Restated Effective May 1, 2017)

Second Amendment

CenterPoint Energy, Inc., a Texas corporation, having established the CenterPoint Energy, Inc. Change in Control Plan, as amended and restated effective May 1, 2017, (the “Plan”), and having reserved the right under Section 7.06 thereof to amend the Plan, does hereby amend the Plan, effective January 1, 2022, as follows:

1.The first sentence of Section 3.01(c) is hereby amended to read as follows:

A lump sum cash payment in an amount equal to (1) the Target Bonus in effect at the time of the Participant’s Covered Termination based on the Participant’s compensation under the STI Plan as of the date of the Participant’s Covered Termination multiplied by (2) a fraction, the numerator of which is the number of days that the Participant was employed during the performance year through the date of Participant’s Covered Termination, and the denominator of which is the total number of days in the performance year; provided, however, that such payment shall be reduced by any amount payable under the terms of the STI Plan for the performance year in which the Participant’s Covered Termination occurred.

IN WITNESS WHEREOF, CenterPoint Energy, Inc. has caused these presents to be executed by its duly authorized officer in a number of copies, all of which shall constitute one and the same instrument, which may be sufficiently evidenced by any executed copy hereof, on this 17th day of December, 2021, and effective as of the date specified above.

CENTERPOINT ENERGY, INC.

By /s/ David J. Lesar
David J. Lesar
President and Chief Executive Officer
ATTEST:

/s/ Vincent A. Mercaldi
Vincent A. Mercaldi
Assistant Corporate Secretary